Exhibit 99.1

Super Micro Computer Inc. Provides Third Quarter Financial Update and Schedules Conference Call to Announce Final Financial Results

SAN JOSE, Calif., April 16, 2009 (BUSINESS WIRE) — Super Micro Computer, Inc. (NASDAQ:SMCI), a leader in application optimized, high performance server solutions, today provided preliminary information regarding its financial results for the third fiscal quarter ended March 31, 2009.

The company also announced that it will report its final financial results for its third quarter fiscal year 2009 on Wednesday, April 29, 2009, immediately after the close of regular trading, followed by a teleconference beginning at 2:00 p.m. (Pacific Time).

The company now anticipates that it will report revenue for its third quarter of fiscal 2009 in the range of $109 to $110 million. This compares to the company’s previous guidance range of $115 to $125 million.

Non-GAAP gross margin is expected to be approximately 15%. Gross margin was lower than expected principally due to greater price competition in light of the recent economic conditions and in advance of the release of new products incorporating Intel’s new Nehalem CPU.

The company anticipates that it will report non-GAAP operating expenses for the third fiscal quarter between $0.8 million and $0.9 million lower than for the second fiscal quarter. The company has taken efforts to reduce costs during the quarter although some extra expense was incurred to support more aggressive research and development for the company’s future server management software and GPU/ 2U Twin² product lines.

In addition, the company anticipates that its reported results will reflect a non-GAAP benefit from income taxes of approximately $0.6 million in the third quarter.

The company also anticipates that its non-GAAP earnings per share will be in a range of $0.05 to $0.06. This compares to the company’s previous guidance of $0.11 to $0.14. The Company ended the third quarter of fiscal 2009 with approximately $77 million in cash and cash equivalents, and short and long term investments compared to $74.9 million at the end of second quarter of fiscal 2009.

“The March ending quarter was challenging principally due to the global economic recession. In addition, the third quarter was adversely impacted by customer order delays in advance of Intel Nehalem CPU launch,” said Charles Liang, CEO of Supermicro. “Nevertheless, during the quarter we have furthered our aggressive R&D investment and were able to offer the broadest product offering in the industry for the Nehalem launch at the end of March. Also, we have begun shipping our new server architectures such as 2U Twin² which has already been recognized as a breakthrough product in best performance-per-watt per dollar and computing density. We are excited about having the newest and the broadest product lines in the industry, as well as our strong position for the coming quarters. We will provide more details on the third quarter financial performance at the time of our earnings call later this month.”

Conference Call/Webcast Information for April 29, 2009

Supermicro will hold a teleconference to announce its final third fiscal quarter financial results on April 29, 2009, beginning at 2 p.m. Pacific time. Those wishing to participate in the conference call should call 1-888-637-7738 (international callers dial 1-913-981-5536) a few minutes prior to the call’s start to register. A replay of the call will be available through 11:59 p.m. (Eastern Time) on Wednesday, May 13, by dialing 1-888-203-1112 (international callers dial 1-719-457-0820) and entering replay PIN 4711643.

Those wishing to access the live or archived webcast via the Internet should go to the Investor Relations tab of the Supermicro website at www.Supermicro.com.

Cautionary Statement Regarding Forward Looking Statements

Statements contained in this press release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate, among other things, to our expected financial and operating results, our ability to build and grow Super Micro Computer, the benefits of our products and our ability to achieve our goals, plans and objectives. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from those anticipated. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in our filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

About Super Micro Computer, Inc.

Supermicro emphasizes superior product design and uncompromising quality control to produce industry-leading serverboards, chassis and server systems. These Server Building Block Solutions provide benefits across many environments, including data center deployment, high-performance computing, high-end workstations, storage networks and standalone server installations. For more information on Supermicro’s complete line of advanced motherboards, SuperServers, and optimized chassis, visit www.Supermicro.com, email Marketing@Supermicro.com, or call the San Jose, CA headquarters at +1 408-503-8000.

SMCI-F

Investor Relations Contact:

Perry G. Hayes

SVP, Investor Relations

Super Micro Computer, Inc.

(408) 895-6570

PerryH@Supermicro.com